MAYOR, DAY, CALDWELL & KEETON, L.L.P.
700 LOUISIANA, SUITE 1900
HOUSTON, TEXAS 77002-2778

January 31, 1997

Mr. James D. Noteware
President
Sam Houston Race Park, Ltd.
5847 San Felipe, Suite 2600
Houston, Texas 77057

         Re:     Legislative Matters

Dear Jim:

Pursuant to our discussions, this letter amends our previous letter of February 23, 1996, setting forth the terms of our engagement by Sam Houston Race Park, Ltd. (the "Race Park") to coordinate its legal, political and legislative efforts relating to gaming and related matters which might impact the Race Park. The fee of $10,000 per month which was set out in such letter is hereby amended to $25,000 per month for the months of January through May, 1997.

In all other respects, the terms and conditions of the February 23, 1996 letter shall remain in full force. If this letter accurately reflects your understanding of the change in fees which we discussed, please so indicate by signing and returning the enclosed copy of this letter.

Jim, thank you again for your confidence. We are pleased at the significant progress we have all made since the inception of this project, and are anxious to tackle the monumental problems remaining to achieve our goal.

Sincerely,

/S/ J. KENT FRIEDMAN
J. Kent Friedman


Accepted and agreed to:

/S/ JAMES D. NOTEWARE
James D. Noteware
President, Sam Houston Race Park, Ltd.